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EXHIBIT 10.5

EMPLOYMENT AGREEMENT

        THIS AGREEMENT, is made and entered into as of this 6th day of January 2003, by and between Golf Galaxy, Inc. (the "Company") and Michael W. McCormick (the "Executive").

W I T N E S S E T H:

        WHEREAS, the Company desires to retain the services of Executive in the capacity of Chief Marketing Officer, and Executive desires to accept such employment, subject to the supervision of the President and Chief Executive Officer (the "President") of the Company and the further terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I.
 EMPLOYMENT AND TERM

        1.1    EMPLOYMENT.     Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Executive as Chief Marketing Officer or in such other capacity as may be determined from time to time by the President, and Executive hereby accepts such employment.

        1.2    TERM.     Except as otherwise provided in this Agreement, the term (the "Term") of this Agreement shall commence on January 6, 2003 (hereafter "Date of Employment") and shall continue until this Agreement is terminated by either party pursuant to the terms hereof.

ARTICLE II.
 COMPENSATION

        2.1    SALARY.     As compensation for his services to the Company and as compensation for his confidentiality, non-competition and non-solicitation agreement provided in Article 3 of this Agreement, Executive shall receive an annual salary in the amount of Two Hundred Thousand Dollars ($200,000) (the "Salary") payable on a pro rata, bi-weekly basis in accordance with the Company's regular payroll processes. The Salary shall be reviewed by the Company's Board of Directors on the first business day of each May occurring during the Term (the "Review Date"), the first such review to take place on May 1, 2003 and the Board of Directors may (but shall not be obligated to) increase or decrease the Salary as of the Review Date by an amount as the Board of Directors deems appropriate.

        2.2    STOCK OPTIONS.     Effective upon Executive's Date of Employment, the Board of Directors has approved grants for his right and option to purchase 75,000 shares of common stock of the Company as a senior level executive employee. Additionally, the Board of Directors approved annual grants for his right and option to purchase 25,000 shares of common stock of the Company for the 2003/2004 Fiscal Year, which will be distributed in late spring of 2003. The vesting schedule and terms of the options will be consistent with annual grants and communicated at the time of the Fiscal Year 2003/2004 annual grant.

        2.3    BENEFITS.     Except as the Board of Directors may otherwise provide, Executive shall be entitled to participate in any retirement savings plan, profit sharing plan, life insurance, health insurance, dental insurance, disability insurance or any other fringe benefit plan which the Company may from time to time make available to its salaried senior executives to the extent that Executive's age, tenure, and title make him eligible to receive those benefits. Any of such benefits may be modified or withdrawn by the Company in its discretion during the Term to the extent the same are withdrawn or modified or supplemented for other employees similarly situated.

        2.4    RELOCATION.     Executive will be reimbursed up to $10,000 for reasonable miscellaneous relocation expenses to the Minneapolis/St. Paul area, such as a house hunting trip, temporary living expenses, and other incidentals. Executive will also be reimbursed for the physical move of household goods separate from this amount. In order to secure reimbursement, an Expense Report with accompanying receipts must be submitted for approval. Executive understands that certain moving expenses are taxable to him per IRS regulations and will be recorded as taxable income on the W-2 in the year in which the relocation takes place.

        2.5    DISCRETIONARY BONUS.     Executive may from time to time receive a bonus in the sole discretion of the Board of Directors.

        2.6    PAID TIME OFF.     Executive shall be entitled to twenty (20) days Paid Time Off (PTO) per calendar year, which shall be prorated during any partial year during the Term. Any additional PTO that is unused as of the last day of the calendar year shall be forfeited. Any unused PTO shall be paid to Executive at termination.

        2.7    EXPENSES.     The Company shall reimburse Executive for all reasonable expenses properly incurred by Executive in the discharge of his duties hereunder upon production of evidence therefore.

ARTICLE III.
 DUTIES OF EXECUTIVE

        3.1    SERVICES; DUTIES.     Executive shall have the normal duties, responsibilities and authority of a Chief Marketing Officer, subject to the power of the President and/or the Board of Directors to expand or limit such duties, responsibilities and authority. Executive shall devote Executive's full time and best efforts to the business of the Company. Executive shall perform the duties and obligations required of Executive hereunder in a competent, efficient and satisfactory manner at such hours and under such conditions as the performance of such duties and obligations may require.

        3.2    CONFIDENTIALITY AND LOYALTY.     Executive acknowledges that, during the course of Executive's employment he will produce and have access to trade secrets, materials, records, data and information not generally available to the public regarding the Company, its customers and affiliates (collectively "Confidential Information"). Accordingly, during and subsequent to the termination of this Agreement, Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any Confidential Information, except to the extent authorized in writing by the Company, or as required by law or any competent administrative agency or as otherwise is reasonably necessary or appropriate in connection with the performance by Executive of his duties pursuant to this Agreement. Upon termination of Executive's employment for any reason, Executive shall promptly deliver to the Company (a) all records, manuals, books, documents, client lists, letters, reports, data, tables, calculations and all copies of any of the foregoing which are the property of the Company or which relate in any way to the business or practices of the Company, and (b) all other property of the Company and Confidential Information which in any of these cases are in his possession or under his control.

        3.3    NON-COMPETITION AND NON-INDUCEMENT.     In consideration of the compensation and other good and valuable consideration provided to Executive under this Agreement, the receipt and sufficiency of which Executive hereby acknowledges, Executive agrees that during the period of Executive's employment with the Company and for the six-month period immediately following termination of Executive's employment with the Company for any reason, Executive shall not, directly or indirectly, on his own account or in the service of any other person, firm, corporation or other entity, become involved as an employee, partner, director, officer, principal, agent, consultant or in any other relationship or capacity with any person, firm, corporation or other entity engaged in any business of the type being conducted or rendered by the Company on the date of the termination of Executive's employment. Executive further agrees that during the period of his employment with the Company and for the six-month period immediately following termination of such employment for any reason, Executive shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity aid or endeavor to solicit or induce any of the employees of the Company or its affiliates to leave their employment in order to accept employment or enter into an independent contractor or other business engagement elsewhere.

        3.4.    PATENT AND RELATED MATTERS.

          (a)    Disclosure and Assignment.    Executive agrees to promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the term of this Agreement, or within six (6) months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company (hereinafter referred to as "Developments"). Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of said Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of such Developments.

          (b)    Future Developments.    As to any future Developments made by Executive which relate to the business, products or practices of the Company and which are first conceived or reduced to practice during the term of this Agreement, but which are claimed for any reason to belong to an entity or person other than the Company, Executive agrees to promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within twenty (20) days thereafter, shall claim ownership of such Developments under the terms of this Agreement.

          (c)    Limitation on Sections 3.4(a) and (b).    The provisions of Sections 3.4(a) and (b) shall not apply to any Development meeting the following conditions:

      (i)
      such Development was developed entirely on Executive's own time;

      (ii)
      such Development was made without the use of any Company equipment, supplies, facility or trade secret information;

      (iii)
      such Development does not relate (a) directly to the business of the Company, or (b) to the Company's actual or demonstrably anticipated research or development; and

      (iv)
      such Development does not result from any work performed by Executive for the Company.

          (d)    Assistance of Executive.    Upon request and without further compensation therefore, but at no expense to Executive, and whether during the term of this Agreement or thereafter, Executive will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign patents, including, but not limited to, design patents, on any and all of such Developments, and for perfecting, affirming and recording the Company's complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

          (d)    Records.    Executive will keep complete, accurate and authentic accounts, notes, data and records of all Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon its request, Executive will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of her employment.

        3.5    UNDERSTANDINGS.     Executive acknowledges and agrees that (a) the Company informed him, as part of the offer of employment and prior to his accepting employment with the Company, that a confidentiality, non-competition, and non-inducement agreement would be required as part of the terms and conditions of his employment; (b) he has carefully considered the restrictions contained in this Agreement; (c) the restrictions in this Agreement are reasonable and will not unduly restrict him in securing other employment in the event of termination.

        3.6    REMEDIES.     Executive agrees and understands that any breach of any of the covenants or agreements set forth in Article III of this Agreement will cause the Company irreparable harm for which there is no adequate remedy at law, and, without limiting whatever other rights and remedies the Company may have under this Agreement, Executive consents to the issuance of an injunction by any court of competent jurisdiction in favor of the Company enjoining the breach of any of the aforesaid covenants or agreements. If any or all of the aforesaid covenants or agreements are held to be unenforceable because of the scope or duration of such covenant or agreement, the parties agree that the court making such determination shall have the power to reduce or modify the scope and/or duration of such covenant to the extent that allows the maximum scope and/or duration permitted by applicable law.

        3.7    SURVIVAL.     The obligations of this Article III shall survive the expiration or termination of this Agreement.

ARTICLE IV.
 TERMINATION

        4.1    TERMINATION FOR CAUSE.     Notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right to immediately terminate the employment of Executive upon the occurrence of any of the following events (which events shall constitute "Cause" for termination):

          (a)   Executive shall commit any breach or violation of any of Executive's representations or covenants under this Agreement, which breach continues for a period of ten (10) days following notice thereof from the Company (except in the event of a breach of any provision of Article III, which shall require no notice to Executive prior to termination);

          (b)   Executive shall willfully and continually fail to substantially perform Executive's duties with the Company (other than due to incapacity resulting from physical or mental illness) which failure has continued for at least 30 days following receipt by Executive of written notice specifying the failure to substantially perform;

          (c)   Executive shall willfully engage in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

          (d)   Executive shall, in the performance of Executive's duties under this Agreement, engage in any act of misconduct, including misconduct involving moral turpitude, which is injurious to the Company;

          (e)   Executive shall violate or willfully refuse to obey the lawful and reasonable instructions of the President and/or the Board of the Company, provided that such instructions are not in violation of this Agreement;

          (f)    Executive shall become disabled during the Term (Executive shall be deemed to be disabled if the Executive is eligible to receive disability benefits under any long-term disability plan the Company may then have in effect, or, if no such plan is then in effect, Executive shall be deemed to be disabled if Executive is unable to perform the material functions of his position with the Company, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a period of ninety (90) consecutive days within any 180-day period).

          (g)   Executive shall die during the Term of this Agreement.

        An act or failure to act is considered "willful" if done or not done with an absence of good faith and without a reasonable belief that the act or failure to act was in the best interests of the Company. If the employment of Executive is terminated pursuant to this Section 4.1, such termination shall be effective upon the delivery of notice thereof to Executive, except in the event of the death of Executive, in which case termination shall be effective immediately upon death, and termination pursuant to subsection 4.1(a) or (b) under circumstances in which Executive is entitled to notice of breach (or failure) and an opportunity to cure, in which case termination shall be effective immediately after the notice period if Executive fails to cure the breach or failure to the reasonable satisfaction of the Company. In the event of termination for "Cause", Executive shall not be entitled to any severance payments or any other payments under this Agreement.

        4.2    TERMINATION BY COMPANY FOR ANY OTHER REASON.     Notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right to terminate the employment of Executive for any reason, including reasons other than those described in Section 4.1, upon thirty (30) days' notice to Executive. Such termination shall be effective upon the expiration of such 30-day period. In the event of termination by the Company for any reason not constituting "Cause" (as defined above), Executive shall be entitled to the severance payments described in Section 4.5 of this Agreement subject to the limitations contained in Section 4.5.

        4.3    TERMINATION BY EXECUTIVE FOR GOOD REASON.     Notwithstanding anything contained in the Agreement to the contrary, Executive shall have the right to terminate his employment at any time for "Good Reason." "Good Reason" shall exist if any of the following events or conditions occurs:

          (a)   a material change in Executive's title, position or responsibilities which represents a substantial reduction of the title, position or responsibilities in effect immediately prior to the change; the assignment to Executive of any duties or responsibilities (other than due to a promotion) which are inconsistent with such title, position or responsibilities; or any removal of Executive from or failure to reappoint or reelect Executive to any of such positions, except in connection with the termination of employment for Cause, as a result of permanent disability (as determined by Executive's eligibility to receive disability benefits under any long-term disability plan the Company may then have in effect), as a result of Executive's death, or by Executive other than for Good Reason; or

          (b)   any material breach by the Company of any provision of this Agreement.

        In the event of termination of employment by Executive for Good Reason, Executive shall be entitled to the severance payments described in Section 4.5 of this Agreement subject to the limitations contained in Section 4.5.

        4.4    TERMINATION BY EXECUTIVE.     Executive shall have the right to terminate his employment under this Agreement for any reason. In the event of termination by Executive for any reason not constituting a termination for "Good Reason" (as defined above), the Executive shall not be entitled to any severance payment or any other payments under this Agreement.

        4.5    SEVERANCE PAYMENTS.     In the event that Executive's employment is terminated by the Company for reasons other than Cause, or, in the event that the Executive terminates his employment for Good Reason, the Company shall pay to Executive within ten (10) days of the date of such termination the Salary through such date of termination, and, in lieu of any further compensation and benefits under this Agreement, Executive shall be entitled to the following benefits during the "Severance Period" (which Severance Period is defined herein to be the six-month period beginning on the date of such termination of Executive's employment), subject to the limitations contained in this Section 4.5.

          (a)   During the Severance Period, the Company shall continue to pay to Executive the bi-weekly base salary payable to Executive at the rate and according to the payment schedule in place immediately prior to the termination of employment subject to federal and state withholding, FICA, FUTA and all other applicable withholding;

          (b)   During the Severance Period, the Company shall continue on behalf of Executive (and Executive's dependents and beneficiaries) those benefits available to Executive pursuant to COBRA (e.g., life insurance, medical and dental benefits) and the expense shall be allocated between the Company and Executive on the same basis as prior to the date of termination of employment. The benefits provided pursuant to this subsection (b) shall be no less favorable to Executive than the coverage provided to Executive under the plans providing such benefits at the time notice of termination was given to Executive. The obligation of the Company under this subsection (b) shall be limited to the extent that Executive obtains or is eligible to obtain any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefit it is required to provide Executive under this subsection (b) so long as the aggregate coverage of the combined benefit plans is no less favorable to Executive, in terms of amounts and deductibles and costs to Executive, than the coverage required to be provided under this subsection (b). This subsection (b) shall not be interpreted so as to limit any benefits to which Executive (or Executive's dependents or beneficiaries) may be legally entitled under any of the Company's Executive benefit plans, programs or practices following Executive's date of termination of employment. The provision of continued benefits to Executive under this subsection (b) shall not deprive Executive of any independent statutory right to continue benefits coverage pursuant to Sections 601 through 606 of the Executive Retirement Income Security Act of 1974, as amended; and

          (c)   On the date of termination of employment, the Company shall pay Executive an amount equal to the bonus(es), if any, Executive would have received had Executive remained in the Company's employment during the Severance Period, calculated using the targeted bonus rate established by the Company under any applicable employment agreement or in its bonus plan then in effect (or, if no rate was established for the period in question, the targeted bonus rate established for the prior period) and assuming that all performance criteria would have been met; provided, however, that if the targeted bonus rate is based on performance over a period of time which ends after the Severance Period, then the amount paid to Executive under this subsection (c) shall be prorated based on the number of days Executive was employed by the Company during the applicable bonus period plus the number of days in the Severance Period.

          (d)   In the event Executive is entitled to severance benefits, all of Executive's rights to exercise option(s) granted under the Company's stock option plan and held by Executive upon termination of employment shall immediately vest resulting in these option(s) becoming immediately exercisable for the period specified in the section of the respective option(s) relating to vesting of options in the event of termination of employment, or, if no period is so specified, then for six months, after which time the option(s) shall expire.

          (e)   Notwithstanding anything contained in this Agreement to the contrary, Executive shall be entitled to the severance pay and benefits described in this Section 4.5 only if (i) on or within thirty (30) days following Executive's last date of employment Employee signs and does not rescind a Release Agreement in a form prepared by the Company, to include but not be limited to a comprehensive release of all legal claims by Executive in favor of the Company, (ii) Executive fully complies with his confidentiality obligations under Section 3.2 herein, (iii) Executive fully complies with his non-competition and non-inducement obligations under Section 3.3 herein, and (iv) Executive fully complies with his disclosure and assignment obligations under Section 3.4 herein. Executive further understands and agrees that if he does not sign the required Release Agreement, if he rescinds the required Release Agreement after signing, or if he does not fully comply with the confidentiality, non-competition, non-inducement, and/or disclosure and assignment requirements of Sections 3.2, 3.3 and 3.4 herein, he will not be entitled to the severance pay or benefits described in Section 4.5 and will be obligated to return any severance pay and/or benefits already received.

        4.6    SURVIVING RIGHTS.     Notwithstanding the termination of Executive's employment, the parties shall be required to carry out any provisions hereof which contemplate performance subsequent to such termination; and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of a prior default.

ARTICLE V.
 SETTLEMENT BY ARBITRATION

        5.1    ARBITRATION.     The Company and Executive agree that any claim or controversy arising out of or relating to this Agreement, including but not limited to the making of it or the alleged breach of it, and any alleged violation of any right created by statute, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such claim or controversy. If, notwithstanding, such claim or controversy cannot be resolved, the Company and Executive agree that any claim or controversy will be settled by arbitration in the City of Minneapolis, Minnesota, in accordance with the provisions of this Agreement, and the arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The award rendered pursuant to such arbitration shall be final, binding and conclusive as to the Company and Executive, and judgment upon such award may be entered without notice and enforced in any court having jurisdiction. Costs of arbitration (excluding the costs of each party's own counsel or advisors) shall be borne equally by the Company and Executive. Notwithstanding the foregoing, the Company shall have the right to submit any claim against Executive arising out of any provision of Article III hereof to any court of competent jurisdiction in Hennepin County, Minnesota, in lieu of seeking arbitration pursuant to this Section.

ARTICLE VI.
 GENERAL PROVISIONS

        6.1    NOTICES.     All notices, requests, and other communications shall be in writing and except as otherwise provided herein, shall be considered to have been delivered if personally delivered or when deposited in the United States Mail, first class, certified or registered, postage prepaid, return receipt requested, addressed to the proper party at its address as set forth below, or to such other address as such party may hereafter designate by written notice to the other party:

(a)	If to the Company, to:	Golf Galaxy, Inc. 7725 Washington Avenue South, Suite 250 Edina, MN 55439 ATTN: President
(b)	If to the Executive, to:	Michael W. McCormick 1745 Dylan Way Encinitas, CA 92024 Note: Minnesota address to be completed upon relocation to Minnesota

        6.2    NO CONFLICTION OBLIGATIONS.     Executive represents and warrants to the Company that he is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of his obligations hereunder.

        6.3    WAIVER, MODIFICATION OR AMENDMENT.     No waiver, modification or amendment of any term, condition or provision of this Agreement shall be valid or of any effect unless made in writing, signed by the party to be bound or its duly authorized representative and specifying with particularity the nature and extent of such waiver, modification or amendment. Any waiver by any party of any default of the other shall not affect or impair any right arising from any subsequent default. Nothing herein shall limit the rights and remedies of the parties hereto under and pursuant to this Agreement, except as set forth above.

        6.4    ENTIRE AGREEMENT.     This Agreement contains the entire understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter, whether oral or written; provided, however, that the parties acknowledge that they have also entered into a retention agreement of even date herewith and that, pursuant to Section 2(b)(iv) of such agreement, the severance payments and/or benefits shall be reduced in a dollar-for-dollar basis by the severance payments and /or benefits provided hereunder, it being the intention of the parties hereto that the Executive shall only be entitled to receive "one" set of severance payments and benefits under any circumstances.

        6.5    INTERPRETATION.     The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties hereto, but if for any reason any provision hereof is determined to be unenforceable or invalid, such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from this Agreement and the remaining provisions shall be carried out with the same force and effect as if the severed provision or part thereof had not been a part of this Agreement.

        6.6    GOVERNING LAW.     This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

        6.7    ASSIGNMENT.     Executive acknowledges that Executive's services are unique and personal. Accordingly, Executive may not assign Executive's rights or delegate Executive's duties or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Company and any successor or permitted assignee, and may be assigned by the Company to any purchaser of all or substantially all of the Company's business or assets (by merger, sale of assets, consolidation, acquisition of stock or otherwise) without the consent of Executive, and may otherwise be assigned by the Company only with Executive's consent.

        6.8    CAPTIONS AND HEADINGS.     The captions and section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions thereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the Date of Employment.

COMPANY:
GOLF GALAXY, INC.
By:	/s/ RANDY ZANATTA
	Its:	President and CEO
EXECUTIVE:

/s/ MICHAEL W. MCCORMICK Michael W. McCormick

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EMPLOYMENT AGREEMENT
1.1 EMPLOYMENT.
1.2 TERM.
2.1 SALARY.
2.2 STOCK OPTIONS.
2.3 BENEFITS.
2.4 RELOCATION.
2.5 DISCRETIONARY BONUS.
2.6 PAID TIME OFF.
2.7 EXPENSES.
3.1 SERVICES; DUTIES.
3.2 CONFIDENTIALITY AND LOYALTY.
3.3 NON-COMPETITION AND NON-INDUCEMENT.
3.4. PATENT AND RELATED MATTERS.
3.5 UNDERSTANDINGS.
3.6 REMEDIES.
3.7 SURVIVAL.
4.1 TERMINATION FOR CAUSE.
4.2 TERMINATION BY COMPANY FOR ANY OTHER REASON.
4.3 TERMINATION BY EXECUTIVE FOR GOOD REASON.
4.4 TERMINATION BY EXECUTIVE.
4.5 SEVERANCE PAYMENTS.
4.6 SURVIVING RIGHTS.
5.1 ARBITRATION.
6.1 NOTICES.
6.2 NO CONFLICTION OBLIGATIONS.
6.3 WAIVER, MODIFICATION OR AMENDMENT.
6.4 ENTIRE AGREEMENT.
6.5 INTERPRETATION.
6.6 GOVERNING LAW.
6.7 ASSIGNMENT.
6.8 CAPTIONS AND HEADINGS.